Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Jay Putnam Investor Relations (770) 206-6200

COMPUCREDIT ANNOUNCES PREFERRED STOCK CONVERSION

ATLANTA, GA, December 23, 2004 - CompuCredit Corporation (NASDAQ: CCRT) announced today that it has exercised conversion rights, which first became exercisable on December 18, 2004, and converted all of its outstanding Series A and Series B preferred stock into approximately 5,165,000 shares of common stock.  This conversion eliminates the dilutive effects of future paid-in-kind dividends on the preferred stock, as well as the potential for a quarterly cash dividend of approximately $1.2 million on the preferred stock that otherwise would have become effective during early 2005.

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Credit cards marketed by CompuCredit generally are issued by Columbus Bank and Trust Company under an agreement with CompuCredit. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.